Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

Casey’s General Stores, Inc. One Convenience Blvd. Ankeny, IA 50021	Nasdaq Symbol CASY CONTACT Bill Walljasper (515) 965-6505

Casey’s Earnings Increase 23% Despite Challenging Environment

Ankeny, IA, March 8, 2010 – Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported $0.34 in basic earnings per share for the third quarter of fiscal 2010 ended January 31, 2010, compared to $0.28 for the same quarter a year ago. Year to date, basic earnings per share were $1.87 versus $1.38 for the same period last year. “The acquisition environment has become more favorable during this fiscal year,” stated President and CEO Robert J. Myers. “We surpassed the 1,500 store milestone in the third quarter as we were able to close on several small multi-store transactions.”

Gasoline – The Company’s annual goal is to increase same-store gasoline gallons sold 2% with an average margin of 11 cents per gallon. For the third quarter, same-store gallons sold were down 2.9% with an average margin of 12.4 cents per gallon. “We continue to experience a favorable gasoline margin environment,” said Myers. “However, in the quarter the average retail price of gasoline was up over 45% to $2.52 per gallon compared to $1.73 a year ago. This disparity, combined with adverse weather throughout the Midwest, impacted gallons sold.” For the year, total gallons sold were up 2.8% to 969.3 million with an average margin of 14.2 cents. Same-store gallons for the year were down 0.2%.

Grocery & Other Merchandise – Casey’s annual goal is to increase same-store sales 8.9% with an average margin of 33.9%. For the quarter, same-store sales were up 1.7% with an average margin of 32.7%. For the nine months, same-store sales were up 3.4% with an average margin of 33.7%. “Sales were impacted by customers trading down to less-expensive products, and our margin softened due to the increased contribution of lower-margin items relative to total sales of the category,” stated Myers. “That impact, along with the harsh weather affected the performance of this category.” Total sales for the year are up 5.8% to $816.1 million.

Prepared Food & Fountain – The goal for fiscal 2010 is to increase same-store sales 7.5% with an average margin of 62%. Same-store sales were up 1.4% for the quarter and 3.8% year to date. “Despite the poor weather during the quarter, we were able to drive gross profit nearly 8% due to an increased contribution from higher-margin items such as pizza and fountain,” Myers explained. The margin for the quarter was up 100 basis points to 62.8%. Year to date, total sales were $276 million compared to $254.6 million with an average margin of 63.7%.

Operating Expenses – At the nine month mark, operating expenses were up 3.2%. For the quarter, operating expenses rose 7.5%, driven by increases in credit card fees and fuel expense. These two expenses combined were up $3.6 million in the third quarter. “The increases in credit card fees and fuel expense were due to higher fuel prices during the third quarter,” stated Myers. “Without these increases, expenses would have been up about 4.5% compared to the same period a year ago.”

Expansion – The annual goal is to increase the total number of stores 4%. At the end of the third quarter, the Company had acquired 20 stores and completed 10 new-store constructions. “We are encouraged with the acquisition activity in the third quarter and have written agreements for an additional 15 locations that we anticipate closing on by the end of the fiscal year,” said Myers. “We remain optimistic about long-term growth opportunities.” The Company has also replaced 18 stores during the first nine months of the year.

Dividend – At its March meeting, the Board of Directors declared a quarterly dividend of $0.085 per share. The dividend is payable May 17, 2010 to shareholders of record on May 3, 2010.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Earnings (Dollars in thousands, except per share amounts) (Unaudited)

	Three months ended January 31,		Nine months ended January 31,
	2010	2009	2010	2009
Total revenue	$1,114,377	$849,274	$3,457,281	$3,807,082
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	937,777	688,108	2,854,192	3,255,684

Gross profit	176,600	161,166	603,089	551,398
Operating expenses	127,883	118,946	391,254	379,053
Depreciation and amortization	18,368	17,159	54,846	52,071
Interest, net	2,748	2,757	8,159	7,734

Earnings before income taxes	27,601	22,304	148,830	112,540
Federal and state income taxes	10,359	8,283	53,803	42,405

Net earnings	$17,242	$14,021	$95,027	$70,135

Earnings per common share

Basic	$.34	$.28	$1.87	$1.38

Diluted	$.34	$.28	$1.86	$1.38

Basic weighted average shares outstanding	50,914,462	50,809,645	50,892,629	50,782,729
Plus effect of stock options	185,024	148,208	146,903	142,931

Diluted weighted average shares outstanding	51,099,486	50,957,853	51,039,532	50,925,660

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	January 31, 2010	April 30, 2009
Assets
Current assets
Cash and cash equivalents	$152,891	$145,695
Receivables	11,661	10,888
Inventories	112,672	106,528
Prepaid expenses	1,686	1,394
Deferred income taxes	8,653	11,895
Income taxes receivable	11,232	8,327

Total current assets	298,795	284,727

Other assets, net of amortization	9,545	8,582
Goodwill	55,922	50,976
Property and equipment, net of accumulated depreciation of $690,841 at January 31, 2010, and of $652,376 at April 30, 2009	987,578	918,410

Total assets	$1,351,840	$1,262,695

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$25,926	$28,442
Accounts payable	131,825	115,436
Accrued expenses	64,567	77,365

Total current liabilities	222,318	221,243

Long-term debt, net of current maturities	156,077	167,887
Deferred income taxes	139,601	125,536
Deferred compensation	12,133	11,085
Other long-term liabilities	15,741	15,914

Total liabilities	545,870	541,665

Total shareholders’ equity	805,970	721,030

Total liabilities and shareholders’ equity	$1,351,840	$1,262,695

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product (Amounts in thousands)
Nine months ended 1/31/10	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total

Sales	$2,350,541	$816,074	$276,042	$14,624	$3,457,281
Gross profit	$137,176	$275,356	$175,976	$14,581	$603,089
Margin	5.8%	33.7%	63.7%	99.7%	17.4%

Gasoline gallons	969,268

Nine months ended 1/31/09

Sales	$2,765,279	$771,126	$254,609	$16,068	$3,807,082
Gross profit	$123,722	$259,394	$155,142	$13,140	$551,398
Margin	4.5%	33.6%	60.9%	81.8%	14.5%

Gasoline gallons	943,086

Gasoline Gallons Same-store Sales Growth
	Q1	Q2	Q3	Q4	Fiscal Year
F2010	3.2%	-0.7%	-2.9%
F2009	0.5	0.2	2.1	1.2%	1.0%
F2008	0.3	-1.6	-3.9	-2.5	-2.0

Grocery & Other Merchandise

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2010	6.4%	1.9%	1.7%
F2009	4.7	4.9	6.5	8.0%	5.9%
F2008	9.1	11.2	5.4	3.6	7.3

Prepared Food & Fountain

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2010	6.6%	3.4%	1.4%
F2009	12.3	9.3	8.1	7.2%	9.1%
F2008	9.5	10.6	8.4	11.2	9.8

Gasoline Margin

(Cents per gallon, excluding credit card fees)

	Q1		Q2		Q3		Q4		Fiscal Year
F2010	15.7	¢	14.3	¢	12.4	¢
F2009	15.6		13.7		9.9		12.1	¢	12.9	¢
F2008	15.8		13.6		13.5		12.6		13.9

Grocery & Other Merchandise

Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2010	34.3%	34.1%	32.7%
F2009	34.0	33.9	32.9	33.7%	33.7%
F2008	34.0	33.1	31.9	33.2	33.1

Prepared Food & Fountain

Margin

	Q1	Q2	Q3	Q4	Fiscal Year
F2010	63.8%	64.6%	62.8%
F2009	60.5	60.5	61.8	62.7%	61.4%
F2008	61.7	63.0	63.6	60.9	62.3

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on March 9, 2010. The call will be broadcast live over the Internet at 9:30 a.m. CST via the

Investor Relations section of our Web site and will be available in an archived format.